EXHIBIT 99
                                                                January 22, 2002


                         PUBLIC SERVICE ENTERPRISE GROUP
                    REPORTS 2001 EARNINGS OF $3.70 PER SHARE,
                        ACHIEVING ITS TARGET FOR THE YEAR

             PSEG reiterates its 7% long-term earnings growth rate,
         built around domestic generation and international investments and projects a 2002 EPS target of $3.90 to $4.10


     Public Service Enterprise Group (PSEG) announced today (January 22, 2002) that consolidated earnings for the year 2001 were $770 million or $3.70 per share of common stock, based on 208 million average shares outstanding. Comparatively, this represented more than a 4% per share improvement over results for the year 2000, which were $764 million or $3.55 per share, based on 215 million average shares outstanding.


     PSEG reached its target of $3.70 per share, which was established at the start of 2001, due in large measure to strong fourth-quarter performance by three of its major subsidiaries, PSEG Power, PSEG Global and PSEG Resources. Their results mitigated the earnings effects on Public Service Electric and Gas Company (PSE&G) of electric industry restructuring in New Jersey and the impact of weather on energy sales.


     PSEG's consolidated earnings for the fourth quarter of 2001 were $195 million or 94 cents per share, based on 207 million average shares outstanding. By comparison, consolidated earnings for the fourth quarter of 2000 were $209 million or 98 cents per share, based on 214 million average shares outstanding.


     "Earning the 94 cents per share in the fourth quarter and achieving $3.70 for the full year was especially gratifying, given the slowing economy and softening of the domestic energy markets," said E. James Ferland, chairman and chief executive officer. "Clearly, the results for both the quarter and the full year reflected the benefits and strength of our broad and diverse portfolio of businesses."


FINANCIAL OUTLOOK
-----------------

     Looking ahead, Ferland said PSEG's business plans continue to support a 7% compound annual growth rate in earnings per share over the five-year horizon, off the 2001 base of $3.70.


     Ferland said a successful 2002 will depend in part on a satisfactory outcome of New Jersey's basic generation service (BGS) auction, in which two of its businesses, PSE&G and PSEG Power, have an interest. In addition, he said, solid results for the year will also depend in part on PSEG Global's ability to minimize the effects of the economic crisis in Argentina on its investments there.

     "With these uncertainties in mind, PSEG is providing earnings guidance for 2002 of $3.90 to $4.10 per share," he said.


     In support of the guidance for this year, Ferland said PSEG will be relying on the successful startup of a generating unit at the Bergen station in New Jersey, the summer operation of the new Waterford station in Ohio and the continuing growth of revenues in its energy trading business, all under the umbrella of PSEG Power.


     "We expect that our five nuclear units at Salem, Hope Creek and Peach Bottom, which had a combined capacity factor of 91% in 2001, will continue to perform at the same superior levels this year," he said.


     Ferland said PSEG's continued strong growth in its asset-based trading business stems from its ability to leverage a diverse, low-cost generation fleet in support of a multi-product commodity portfolio. In 2001, the trading business realized a record-setting gross margin of about $140 million and forecasts an improvement in the 20% range in 2002.


     Ferland said PSEG will further benefit in 2002 from full-year contributions by nine generation projects and distribution assets acquired or placed in service in 2001 by PSEG Global. These include projects located in California, Chile, Peru, Venezuela and India.


     Under the BGS auction, which is scheduled to commence on February 4, New Jersey's four utilities, including PSE&G, will seek competitive bids from energy providers to supply electricity to the state's residential, commercial and industrial customers for a one-year period running from August 1, 2002 to July 31, 2003. PSEG Power, as an unregulated wholesale energy marketer, will be making its PJM capacity of about 11,000 megawatts available to direct bidders in the auction.


     "PSE&G will be permitted to defer and recover from customers any price it pays providers for electricity above the rate reflected in the current tariffs, so it will have no earnings impact associated with the auction," Ferland explained. "However, PSEG Power will be paid for being a provider of electricity to bidders in the auction, and this would be reflected in PSEG's earnings for both 2002 and 2003."


     Ferland described the turmoil in Argentina as very serious and said developments there are also being watched closely since PSEG Global has investments there in both distribution and generating facilities. He explained that PSEG Global has a 90% ownership stake in Edeersa, a distribution company, with about $212 million of capital at risk. In addition, he said that PSEG Global reached agreement last summer on an installment sale of its minority share in three other distribution companies and two generating facilities to two Argentine subsidiaries of AES Corp., which are the majority owners, for the book value of approximately $376 million. Together, these assets are projected to contribute 16 cents per share to PSEG in annual operating earnings.


     "Argentina is faced with considerable fiscal uncertainties at this point following the devaluation of the peso," Ferland said, "Our operations in the country continue to run well, and we are working on a number of fronts to minimize the overall economic effects. At this early stage, it is extremely difficult to determine any impact on the approximately 16 cents per share expected from our investments there." He noted also that PSEG's guidance of $3.90 to $4.10 for 2002 excludes the effect of any potential asset impairment.


     Ferland said PSEG Global remains as one of the key drivers behind PSEG's plans. Its projected growth rate is about 15%, off 2001 earnings, which had nearly tripled over 2000 results. Going forward, Global's earnings are expected to more than double to well over $200 million over the next five years from contributions by existing and new projects in carefully selected markets.


     He said PSEG Power, also with a projected five-year growth rate of about 15% off 2001 earnings (excluding a restructuring-related market transition charge), is the other key driver behind PSEG. Power's earnings are expected to be well over $500 million by the end of the planning period, buoyed by the addition of about 3,500 megawatts of generation.


     "PSEG Power's generation development efforts in New Jersey and the Midwest have been scaled back somewhat due to the softening of those energy markets," Ferland said. "In doing so, it modestly reduced its formal plans for new generation by about 1,000 megawatts over the five-year period."


     He said PSEG Power will continue to consider opportunities in alternative markets, such as New York. He said development is underway for a 750-megawatt combined cycle unit in Albany to replace an older, 400-megawatt facility. In addition, he said Power is seeking various approvals for construction of a generator lead from the Bergen station to a substation in New York City. If the proposal is carried out, a third generating unit would be considered for the Bergen station.


     Ferland also said that an essential aspect of PSEG's strategy is the ongoing solid performance and steady contributions by PSE&G, its regulated delivery business. He noted that the New Jersey Board of Public Utilities (BPU) approved a $90 million gas base rate increase, effective January 9 of this year, and also approved the transfer of the utility's gas supply and storage contracts to PSEG Power.


     "We were quite pleased with the base rate increase since it fairly supports PSEG's earnings outlook for the year," Ferland said. "The transfer of the gas contracts made sense because, under industry restructuring in New Jersey, PSE&G is now a pure delivery business while PSEG Power is an energy provider. The movement of the contracts will enhance retail competition for PSE&G's customers and broaden PSEG Power's energy portfolio."


FINANCIAL RESULTS
-----------------

     For the year 2001, PSEG's increase of 15 cents in earnings per share over 2000 results stemmed from a number of offsetting factors. On the positive side, these factors included improved energy trading and nuclear operations, increased revenues from PSEG Global stemming from new and existing projects and its withdrawal from the Eagle Point Cogeneration Partnership, increased revenues from PSEG Resources' leveraged leases, and the effect of a common stock repurchase program. They were offset to some degree by various impacts of industry restructuring in New Jersey, market conditions on PSEG Resources' small public equity portfolio, the economic downturn in Brazil on PSEG Global's electric distribution operations there, PSEG Power's higher costs to serve electric customers who migrated back to PSE&G before the unusually hot month of August, and the less favorable weather on energy sales.


     For the fourth quarter of 2001, PSEG's decrease of four cents from results for the fourth quarter of 2000 also stemmed from similar offsetting factors. The negative effects of weather on sales and restructuring, including rate discounts, offset higher BGS and trading revenues at Power, investment revenues at PSEG Global and leveraged lease revenues at PSEG Resources.

                                  ************

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This  release  includes  forward-looking  statements.  Although  Public  Service
Enterprise  Group   Incorporated   and  its  subsidiaries   believe  that  their
expectations are based on reasonable assumptions, they can give no assurance that these expectations will be achieved. For further information, please refer to their reports filed with the Securities and Exchange Commission. These documents address company business, industry issues and other factors that could cause actual results to differ materially from those indicated in this release.

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